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                                                                 Exhibit 15.01



July 26, 1999

The Board of Directors
Witco Corporation

We are aware of the incorporation by reference in the Joint Proxy
Statement-Prospectus that is made a part of the Registration Statement (Form S-4) of CK Witco Corporation for the registration of 54,527,500 shares of its common stock of our report dated May 6, 1999 relating to the unaudited condensed consolidated interim financial statements of Witco Corporation that is included in its Form 10-Q for the quarter ended March 31, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


/s/ ERNST & YOUNG LLP

Stamford, Connecticut